                                                                    EXHIBIT 4(e)

                    GUARANTEED MINIMUM ACCOUNT VALUE ("GMAV")
                                   ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

EFFECTIVE DATE: [DATE]

GMAV DATE: [DATE]

                                   DEFINITIONS

EFFECTIVE DATE

The date shown above when this Endorsement becomes effective. If this Endorsement is elected at or prior to Contract issue, the Effective Date is the date Your Contract is issued and effective.

GMAV BASE

The basis that is used to determine the GMAV Benefit (as described below). The GMAV Base is calculated from the Effective Date of this Endorsement to the GMAV Date. After the GMAV Date there is no GMAV Base as described in this Endorsement.

THE GMAV BASE IS USED SOLELY FOR THE PURPOSE OF CALCULATING THE GMAV BENEFIT AND DOES NOT PROVIDE A CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION.

GMAV BENEFIT

The benefit provided by this Endorsement as the amount added to the Contract Value on the GMAV Date. This amount, if any, will be allocated to the [[Cash Management] or [Money Market]] Portfolio or equivalent Portfolio on the GMAV Date. The GMAV Benefit is not considered a Premium or Purchase Payment ("Purchase Payment"). The GMAV Benefit has no value on any date other than on the GMAV Date.

GMAV DATE

The date, shown above, on which the GMAV Benefit is calculated and added to Your Contract Value.

SPOUSAL BENEFICIARY

Your spouse, if designated as Your primary Beneficiary on the date of Your death, who elects to continue the Contract as the new Owner or Participant ("Owner") upon Your death.

                                 GMAV PROVISIONS

This Endorsement provides a GMAV Benefit subject to the terms and conditions described herein. On the GMAV Date, if the GMAV Base is greater than the Contract Value, We will add the GMAV Benefit to Your Contract Value.

GMAV CHARGE

The charge deducted from Your Contract Value on a quarterly basis beginning one quarter following the Effective Date of this Endorsement. A full quarterly charge will also be deducted on the GMAV Date or upon full surrender or annuitization of Your Contract prior to the GMAV Date. The GMAV Charge will not be deducted after the GMAV Date.

Contract Year                            Annualized GMAV Charge Percentage
-------------                            ---------------------------------
    [0-7]                                             [0.25%]
   [8-10]                                             [0.10%]
    [11+]                                             [0.00%]

The GMAV Charge deducted on a quarterly basis is calculated as one-fourth of the Annualized GMAV Charge Percentage applied to any positive difference between the Contract Value and any [Gross] Purchase Payments made [more than 1 year(s)] since the Effective Date.

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

CALCULATION OF THE GMAV BASE AND GMAV BENEFIT

The GMAV Base on any date following the Effective Date, up to and including the GMAV Date, is equal to (a) plus (b) minus (c) where:

     (a) is/are the [Gross] Purchase Payment(s) received on or after the Effective Date multiplied by the percentage as specified in the table below;

     (b) is, if this Endorsement is elected after Contract issue, the Contract Value on the Effective Date multiplied by the percentage for the Effective Date as specified in the table below;

     (c) is a proportional adjustment for each partial withdrawal (including any charges on each such withdrawal) taken subsequent to the Effective Date. A proportional adjustment is the GMAV Base immediately prior to a withdrawal multiplied by the percentage by which the Contract Value is reduced at the time of that withdrawal.

If the GMAV Base is greater than the Contract Value on the GMAV Date, the GMAV Benefit is calculated as the difference between the GMAV Base and the Contract Value on the GMAV Date.

The table below is used for purposes of calculating the GMAV Base as determined by the time elapsed since the Effective Date of this Endorsement and the day on which [Gross] Purchase Payments are received by Us and deposited into Your Contract.

TIME ELAPSED SINCE EFFECTIVE DATE                  PERCENTAGE INCLUDED IN THE GMAV CALCULATION
---------------------------------                  -------------------------------------------
          [0-[90] Days]                                               [100%]
       [91 Days to 1 Year]                                             [80%]
       [More than 1 Year]                                               [0%]

SPOUSAL CONTINUATION

If Your Spousal Beneficiary elects to continue the Contract prior to the GMAV Date, the Spousal Beneficiary must continue this Endorsement subject to the terms and conditions described herein. The Effective Date and the GMAV Date, as shown on page one of this Endorsement, will not change as a result of Spousal Continuation.

TERMINATION

Once elected and prior to the GMAV Date, this Endorsement and its corresponding charge cannot be terminated unless the Contract terminates as a result of any one of the following occurrences:

          (a) A Death Benefit is paid (as described under the [Death Provisions or Death Benefit] section of Your Contract) unless Spousal Continuation is elected; or

          (b)  The Contract is fully withdrawn or surrendered; or

          (c)  The Contract is annuitized.

This Endorsement terminates on the GMAV Date.

Signed for the Company to be effective on the Effective Date.

AIG SUNAMERICA LIFE ASSURANCE COMPANY

/s/ CHRISTINE A. NIXON                                   /s/ JANA W. GREER
----------------------                                   -----------------
  Christine A. Nixon                                       Jana W. Greer
      Secretary                                              President

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